Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Renovis, Inc. for the registration of up to $100,000,000 of its debt securities, common stock, preferred stock and warrants, and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the financial statements of Renovis, Inc. included in its Annual Report (Form 10-K), for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

February 9, 2005